Exhibit 10.5

FORM OF

TAX RECEIVABLE AGREEMENT

between

RHODIUM ENTERPRISES, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [●], 2021

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of [●], 2021, and is between Rhodium Enterprises, Inc., a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”) and each of the TRA Parties that are from time to time a party hereto.

RECITALS

WHEREAS, the TRA Parties, directly or indirectly, hold equity interests (the “Units”) in Rhodium Technologies LLC, a Delaware limited liability company (“OpCo”);

WHEREAS, OpCo is classified as a partnership for U.S. federal income tax purposes, and the Corporate Taxpayer is classified as a corporation for U.S. federal income tax purposes;

WHEREAS, in connection with the initial public offering (“IPO”) of Class A common stock (the “Class A Shares”) of the Corporate Taxpayer pursuant to the Registration Statement on Form S-1 [(No. XXX-XXXX)], as filed with the Securities Exchange Commission and amended as of [DATE], 2021, the Corporate Taxpayer shall contribute the proceeds of the IPO to the OpCo in exchange for Units of OpCo;

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A Shares of the Corporate Taxpayer or cash consideration, in accordance with and subject to the provisions of the LLC Agreement (each, an “Exchange”);

WHEREAS, as a result of any such Exchanges, the Corporate Taxpayer may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Covered Tax Assets; and

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporate Taxpayer may be affected by the Covered Tax Assets, and the parties to this Agreement desire to make certain arrangements with respect to the effects of the Covered Tax Assets.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo and its Subsidiaries, but in the case of this clause (b) only with respect to U.S. federal, state and local income Taxes imposed on OpCo and its Subsidiaries and allocable to the Corporate Taxpayer; provided that the actual liability for Taxes described in clauses (a) and (b) shall be calculated by assuming (i) solely for purposes of calculating the state and local Actual Tax Liability of the Corporate Taxpayer, that the applicable tax rate is the Assumed State and Local Tax Rate, and (ii) solely for purposes of calculating the Corporate Taxpayer’s U.S. federal Actual Tax Liability that state and local income and franchise Taxes are not deductible by the Corporate Taxpayer for U.S. federal income tax purposes.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means an assumed combined tax rate for all state and local jurisdictions in which the Corporate Taxpayer or OpCo (or any of their Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state and local tax purposes) files income or franchise Tax Returns, which shall equal the product of (a) the Corporate Taxpayer’s income and franchise tax apportionment percentage for each such state and local jurisdiction in which the Corporate Taxpayer or OpCo (or any of their Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state and local tax purposes) files income or franchise Tax Returns for the relevant Taxable Year and (b) the highest corporate income and franchise tax rate(s) for such state and local jurisdiction in which the Corporate Taxpayer, OpCo or their applicable Subsidiaries file income or franchise Tax Returns for each such relevant Taxable Year; provided that, solely in respect of the Corporate Taxpayer, to the extent that state and local income and franchise Taxes are deductible for U.S. federal income tax purposes for any Taxable Year by members forming part of the Corporate Taxpayer that are treated as corporations for U.S. federal income tax purposes, the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (i) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (ii) the Assumed State and Local Tax Rate without regard to this proviso).

“Attributable” is defined in Section 3.1(b) of this Agreement.

“Attribute Schedule” is defined in Section 2.1 of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of, or the Corporate Taxpayer’s share of the tax basis of, a Reference Asset (a) under Sections 707(a), 732, 734(b), 737 and 1012 of the Code and any comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or (b) under Sections 734(b), 743(b) and 754 of the Code and any comparable sections of U.S. state and local tax law (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes), in each case, as a result of any Exchange and/or any payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units (i) shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred and (ii) shall not include the portion of any Tax Benefit Payment representing Imputed Interest.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are authorized or required by applicable law to be closed in Austin, Texas.

“Change of Control” means the occurrence of any of the following events or series of events after the IPO Date: (a) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; (b) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (c) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b)(i) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble to this Agreement; provided that the term “Corporate Taxpayer” shall include any other member of the U.S. federal income tax consolidated group including the Corporate Taxpayer.

“Corporate Taxpayer Return” means the U.S. federal, state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Covered Person” is defined in Section 7.15 of this Agreement.

“Covered Tax Assets” means, with respect to a TRA Party, (a) Basis Adjustments and (b) Imputed Interest. For the avoidance of doubt, Covered Tax Assets shall include any carryforwards or similar attributes that are attributable to the Tax items described in clauses (a) and (b).

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date that an Early Termination Request is accepted (or deemed accepted) for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2 and Section 2.3(a).

“Early Termination Request” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means a per annum rate of LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Date” means the date of such Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal, state and local income Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo and its Subsidiaries, but in the case of this clause (b) only with respect to U.S. federal, state and local income Taxes imposed on OpCo and its Subsidiaries and allocable to the Corporate Taxpayer, in each case, using the same methods, elections, conventions, and practices used on the relevant Corporate Taxpayer Return but calculated (i) without taking into account the Covered Tax Assets (including, for the avoidance of doubt, any carryforward or carryback of any tax item attributable to the Covered Tax Assets) and (ii) by assuming (A) solely for purposes of calculating the state and local Hypothetical Tax Liability of the Corporate Taxpayer, that the applicable tax rate is the Assumed State and Local Tax Rate, and (B) solely for purposes of calculating the Corporate Taxpayer’s U.S. federal Hypothetical Tax Liability, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Taxpayer for U.S. federal income tax purposes.

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 483, 1272 or 1274 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” has the meaning set forth in the Recitals of this Agreement.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market or such other commercially available source providing quotations of such rates as may be designated by Corporate Taxpayer from time to time), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the one-year London interbank offered rate for U.S. dollars (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer and the TRA Party Representative at such time, which determination shall be conclusive absent manifest error); provided that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall (as determined by the Corporate Taxpayer and the TRA Party Representative to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and the TRA Party Representative, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer and the TRA Party Representative.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“OpCo” is defined in the Recitals to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member) or distribution in respect of one or more Units (a) that occurs prior to an Exchange of such Units, and (b) to which Section 734(b) or 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Reference Asset” means any tangible or intangible asset that is held by OpCo or any of its successors or assigns, and any asset held by any entities in which OpCo owns a direct or indirect equity interest that are treated as a partnership or disregarded entity (but only to the extent such entities are held through other entities that are treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (a) an Attribute Schedule; (b) a Tax Benefit Schedule; or (c) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable sections of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state or local taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including alternative minimum taxes and any franchise taxes imposed in lieu of an income tax), and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Parties” means the Persons listed on Annex A.

“TRA Party Representative” means, initially, [Imperium Investment Holdings LLC], and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully use the Covered Tax Assets (other than any such Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Date), which shall be governed by clause (d) below) during such Taxable Year or future Taxable Years in which such deductions or other attributes would become available; (b) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year has already been enacted into law; (c) the tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year that includes the Early Termination Date; (d) any net operating loss, disallowed interest expense, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) that constitute or that were generated by any Covered Tax Asset and available as of the Early Termination Date will be used by the Corporate Taxpayer ratably in each Taxable Year over the five Taxable Years beginning with the Taxable Year that includes the Early Termination Date (provided that, in any year that the Corporate Taxpayer is prevented from fully utilizing net operating losses pursuant to Section 382 of the Code, or any successor provision, the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382 of the Code, or any successor provision); (e) any non-amortizable Reference Assets will be disposed of in a fully taxable transaction on the fifteenth anniversary of the applicable Exchange and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided that, in the event of a Change of Control that includes a taxable sale of such Reference Asset (or the sale of all of the equity interests in a partnership or disregarded entity for U.S. federal income tax purposes that directly or indirectly owns such Reference Asset), such non-amortizable Reference Asset shall be deemed disposed of at the time of the direct or indirect sale of the relevant Reference Asset in such Change of Control (if earlier than such fifteenth anniversary) for the applicable purchase price; (f) if, on the Early Termination Date, any TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such TRA Party if such Units had been Exchanged on the Early Termination Date, and such TRA Party shall be deemed to receive the amount of cash such TRA Party would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Date; and (g) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Article II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Attribute Schedule. Within ninety (90) calendar days after the filing of the IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to the TRA Party Representative a schedule (the “Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement the Covered Tax Assets that are available for use by the Corporate Taxpayer with respect to such Taxable Year with respect to each TRA Party that has effected an Exchange (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable) and the portion of the Covered Tax Assets that are available for use by the Corporate Taxpayer in future Taxable Years with respect to each TRA Party that has effected an Exchange.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any relevant Taxable Year, the Corporate Taxpayer shall provide to the TRA Party Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit or a Realized Tax Detriment and the components thereof for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Covered Tax Asset and another portion that is not, such portions shall be considered to be used in accordance with a “with and without” methodology.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), the Corporate Taxpayer shall also (i) deliver to the TRA Party Representative supporting schedules, valuation reports (if any), and work papers, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (ii) allow the TRA Party Representative reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to the TRA Party Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the TRA Party Representative received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the TRA Party Representative within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence.

Article III
TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay or cause to be paid each TRA Party the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such relevant TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, (i) no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, U.S. federal estimated income tax payments, and (ii) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to any TRA Party, if such TRA Party notifies the Corporate Taxpayer in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Party to the extent that it is derived from a Covered Tax Asset with respect to Units that were Exchanged by such TRA Party. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided that, for the avoidance of doubt, no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” in respect of a TRA Party shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer from the reduction in actual Tax liability as a result of Covered Tax Assets is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among the TRA Parties in proportion to the respective amounts of Tax Benefit Payments that would have been paid to each TRA Party under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation; provided that, for the avoidance of doubt, for purposes of allocating among the TRA Parties the aggregate Tax Benefit Payments payable under this Agreement with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Years shall be taken into account. Consistent with the foregoing, the Attribute Schedule for a given Taxable Year shall reflect the operation of this Section 3.3(a) in respect of previous Taxable Years, with the Covered Tax Assets described in such Attribute Schedule that are attributable to a TRA Party being adjusted to reflect payments received in respect of such Covered Tax Assets (the intention of the parties being to avoid duplicative payments and maintain records sufficient to allow the Corporate Taxpayer to allocate Tax Benefit Payments consistent with the terms of this Section 3.3(a)).

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year (for example, as a result of having insufficient cash to make the Tax Benefit Payments due hereunder), then the Corporate Taxpayer and the TRA Parties agree that (i) the Corporate Taxpayer shall make payments due hereunder to the TRA Parties in respect of a Taxable Year in the same proportion as such payments would have been made if the relevant payment had been made in full by the Corporate Taxpayer and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

Article IV
TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time upon acceptance (or deemed acceptance) of an Early Termination Request by the TRA Party Representative in accordance with Section 4.2, and following such acceptance (or deemed acceptance), by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the full payment of the Early Termination Payment to all TRA Parties as set forth in Section 4.3(a); provided, further, that the Corporate Taxpayer may withdraw any Early Termination Request prior to the time at which any Early Termination Payment has been paid. Upon full payment of the Early Termination Payment by the Corporate Taxpayer to all TRA Parties, none of the TRA Parties or the Corporate Taxpayer shall have any further payment rights or obligations under this Agreement. If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer (i) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (ii) (A) shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, the TRA Party Representative shall have the right to cause all obligations hereunder to be automatically accelerated and immediately due and payable, and such obligations shall be calculated as if an Early Termination Request had been delivered and accepted (or deemed accepted) on the date of such breach. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.1(b). Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the TRA Party Representative shall be entitled to elect jointly on behalf of all TRA Parties for such TRA Parties to receive the amounts referred to in this Section 4.1(b) or to seek specific performance of the terms under this Agreement. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment despite using commercially reasonable efforts to obtain funds to make such payment; provided that (i) the interest provisions of Section 5.2 shall apply to such late payment and (ii) solely with respect to a Tax Benefit Payment, if the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreements to which OpCo or any of its Subsidiaries is a party, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

(c) In the event of a Change of Control, the TRA Party Representative shall have the right to cause all obligations hereunder to be accelerated and immediately due and payable, and such obligations shall be calculated as if an Early Termination Request had been delivered and accepted (or deemed and accepted) on the date of such Change of Control. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.1(c).

Section 4.2 Early Termination Request. If the Corporate Taxpayer desires to exercise its right of early termination under Section 4.1(a) above, the Corporate Taxpayer shall deliver to the TRA Party Representative a request to exercise such right (“Early Termination Request”). The TRA Party Representative shall have the right to refuse two separate Early Termination Requests, and after any such refusal the Corporate Taxpayer shall not have the right to issue another Early Termination Request until at least one year after the date of the issuance of the prior Early Termination Request that was refused by the TRA Party Representative. After the TRA Party Representative refuses two separate Early Termination Requests made consistent with the terms of this Section 4.2, the TRA Party Representative shall not be entitled to refuse (and shall be deemed to accept) any subsequent Early Termination Request that is made by the Company consistent with the terms of this Section 4.2. In the event that an Early Termination Request made pursuant to this Section 4.2 is accepted (or deemed accepted) by the TRA Party Representative, or the obligations under this Agreement are accelerated under Section 4.1(b) or Section 4.1(c) above, the Corporate Taxpayer shall deliver to the TRA Party Representative a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment due to each TRA Party. Such Early Termination Schedule shall become final and binding on all parties consistent with the procedures described in Section 2.3(a).

Section 4.3 Payment upon Early Termination.

(a) Subject to its right to withdraw any Early Termination Request pursuant to Section 4.1(a), within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to the bank account previously designated by each TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) The “Early Termination Payment” in respect of a TRA Party shall equal, without duplication, (i) the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied, plus (ii) any Tax Benefit Payment due and payable with respect to such TRA Party that is unpaid as of the date of the relevant Early Termination Request, plus (iii) any Tax Benefit Payment not yet due and payable with respect to such TRA Party for a Taxable Year ending prior to the date of the relevant Early Termination Request, plus (iv) any interest accruing on the amounts described in clauses (i) through (iii) (which shall include interest accruing on the amount described in clause (i) from the date of the relevant Early Termination Request). For the avoidance of doubt, no TRA Party shall be required to return any portion of any previously received Early Termination Payment in the event of a later determination occurring after the date on which such Early Termination Payment was made.

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Payments under any tax receivable agreement (or similar agreement) entered into by the Corporate Taxpayer, OpCo or their Subsidiaries after the date hereof shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made for so long as the Corporate Taxpayer has any unpaid obligation pursuant this Agreement.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.1(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

Article VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein and the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit, which information and other input the Corporate Taxpayer and OpCo, as applicable, shall consider in good faith.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the Corporate Taxpayer, OpCo and the TRA Parties shall (a) furnish to the other parties in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or defending any audit, examination or controversy with any Taxing Authority, (b) make itself reasonably available to the other parties and their respective representatives to provide explanations of documents and material and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each TRA Party for any reasonable third-party costs and expenses incurred by such TRA Party pursuant to this Section 6.3 at the request of the Corporate Taxpayer or OpCo.

Article VII
MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by fax or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Rhodium Enterprises, Inc.

[4146 W. US HWY 79,

Rockdale, Texas 76567]

Attention: Nathan Nichols, Chief Executive Officer

Phone: [●]

Email: [nathannichols@imperiumholdings.io]

With a required copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Ian D. Schuman

Stelios G. Saffos

Scott W. Westhoff

Email: [●]

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C.

Anne G. Peetz

Email:	matt.pacey@kirkland.com

anne.peetz@kirkland.com

If to the TRA Party Representative:

[Imperium Investments Holding LLC]

[ADDRESS]

Attention: [NAME], [TITLE]

Email: [●]

With a required copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C.

Anne G. Peetz

Facsimile: (713) 835-3601

Email:	matt.pacey@kirkland.com

anne.peetz@kirkland.com

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a) of this Section 7.8, the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to a Schedule (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner, principal or senior employee in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to a Schedule or an amendment thereto within (15) calendar days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (a) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (b) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of- pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law. The Corporate Taxpayer will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding, and shall otherwise reasonably cooperate with the TRA Party to reduce or eliminate any such withholding to the greatest extent permitted by applicable law.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer or any member of a group described in Section 7.11(a) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) other than a member of a group described in Section 7.11(a) (or if any entity that holds Reference Assets transfers any Reference Asset to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) other than a member of a group described in Section 7.11(a)), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Assets plus the amount of any debt to which such Reference Assets is subject. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. If any member of a group described in Section 7.11(a) that directly or indirectly owns any equity interests in OpCo ceases to be a member of such group (or the Corporate Taxpayer deconsolidates for U.S. federal income tax purposes from that group), then, except as otherwise agreed by the TRA Party Representative, such deconsolidated members of the group shall be treated prior to deconsolidation as having disposed of their directly or indirectly held equity of OpCo in a fully taxable transaction for consideration calculated in a manner consistent with the provisions of the preceding sentences. Notwithstanding anything to contrary set forth herein, if the Corporate Taxpayer, its successor in interest or any member of a group described in Section 7.11(a) transfers its assets pursuant to a transaction described in Section 351 of the Code, pursuant to a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.11(b) so long as the relevant successor is bound by the provisions of this Agreement.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates (including as a result of public reporting obligations), becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could have material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then at the written election of such TRA Party at its sole discretion and to the extent specified therein by such TRA Party, this Agreement (a) shall cease to have further effect with respect to such TRA Party, (b) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (c) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Tax Characterization and Elections. The parties intend that (a) each Exchange shall give rise to Basis Adjustments, and (b) payments pursuant to this Agreement with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) shall be treated as consideration in respect of such Exchange that give rise to additional Basis Adjustments, and the parties will not take any position on a tax return, audit, examination or other proceeding inconsistent with any of the intended tax treatment described in this Section 7.14 except upon an applicable contrary final Determination. The Corporate Taxpayer will ensure that, on and after the date hereof and continuing through the term of this Agreement, OpCo and each of its direct and indirect subsidiaries that it controls and that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and any similar or corresponding election for state and local income tax purposes).

Section 7.15 TRA Party Representative. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (a) execution of the documents and certificates required pursuant to this Agreement; (b) except to the extent specifically provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (c) administration of the provisions of this Agreement; (d) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (e) amending this Agreement or any of the instruments to be delivered to the Corporate Taxpayer pursuant to this Agreement; (f) taking actions the TRA Party Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (g) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (h) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The TRA Party Representative may resign upon thirty (30) calendar days’ written notice to the Corporate Taxpayer. All reasonable, documented out-of-pocket costs and expenses incurred by the TRA Party Representative in its capacity as such shall be promptly reimbursed by the Corporate Taxpayer upon invoice and reasonable support therefor by the TRA Party Representative. To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, OpCo or the Corporate Taxpayer for damages arising from any action taken or omitted to be taken by the TRA Party Representative or any other Person with respect to OpCo or the Corporate Taxpayer, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the TRA Parties or in furtherance of the interests of the TRA Parties in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to OpCo, the Corporate Taxpayer or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

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IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

RHODIUM ENTERPRISES, INC.

By:
	Name:	Nathan Nichols
	Title:	Chief Executive Officer

TRA PARTIES:

IMPERIUM INVESTMENTS HOLDINGS LLC

By:
	Name:	[●]
	Title:	[●]

Signature Page to Tax Receivable Agreement

Annex A

TRA Parties

1.	Imperium Investments Holdings LLC

Exhibit A

Form of Joinder Agreement

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is between Rhodium Enterprises, Inc., a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”), _______________ (“Transferor”) and _______________ (“Permitted Transferee”).

WHEREAS, on _______________, Permitted Transferee shall acquire ________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of March 17, 2021, between the Corporate Taxpayer and each of the TRA Parties that are from time to time a party thereto (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by Transferor and Permitted Transferee, Transferor hereby transfers and assigns absolutely to Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

IN WITNESS WHEREOF, the Corporate Taxpayer, Transferor and Permitted Transferee have duly executed this Joinder as of the date first written above.

CORPORATE TAXPAYER:

RHODIUM ENTERPRISES, INC.

By:
Name:
Title:

TRANSFEROR:

TRANSFEROR

By:
Name:
Title:

PERMITTED TRANSFEREE:

PERMITTED TRANSFEREE

By:
Name:
Title:

Address for Notice to Permitted Transferee: